Exhibit 15

Awareness Letter from Independent Registered Public Accounting Firm

February 9, 2012

Unilife Corporation

York, Pennsylvania

Re: Registration Statements No. 333-173195 and 333-178882

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated February 9, 2012 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Harrisburg, Pennsylvania